Exhibit 10.1

GLOBALSANTAFE CORPORATION

Schedule of Compensation for Non-Employee Directors

(Effective May 22, 2006)

Annual Retainer	$32,000
Committee Chairman Annual Retainer:
Audit Committee	$12,000
Compensation Committee	$9,500
Executive Committee	$6,500
Nominating and Governance Committee	$6,500
Board Chairman Annual Retainer	$300,000
Board Meeting Fee	$2,500	[1]
Committee Meeting Fee	$2,500	[1]
Special Assignment Fee (per day)	$1,000
Annual Stock Appreciation Right Grant (#)	6,000	[2]
Annual Restricted Stock Grant (#)	3,000	[3]

[1]	The fee will be $2,000 if participation is by telephone.
[2]	On the date of final adjournment of each annual general meeting of shareholders following the first such meeting during the director’s tenure. Each non-employee director receives a grant of 10,000 stock appreciation rights on the date of final adjournment of the first annual general meeting during his or her tenure. All stock appreciation rights will vest 50% one year from date of grant and the remaining 50% two years from date of grant. The other terms of the stock appreciation rights will be determined by the Compensation Committee, which will make the grants at its discretion on the date of final adjournment of each annual general meeting of shareholders.
[3]	The terms of the restricted stock will be determined by the Compensation Committee, which will make the annual grant at its discretion on the date of final adjournment of each annual general meeting of shareholders.